EXHIBIT (c)(vii)

The Queensland Treasury Corporation Half Yearly Report

for the half-year ended December 31, 2011

AUDAX AT FIDELIS

QUEENSLAND

TREASURY

CORPORATION

HALF-YEARLY

REPORT

DECEMBER 2011

VISION

PARTNERS IN FINANCIAL SUSTAINABILITY

MISSION

TO CREATE AND DELIVER UNIQUE AND RELEVANT VALUE FOR QUEENSLAND’S PUBLIC SECTOR

VALUES

WE ARE FOCUSED ON OUR CLIENTS

WE ARE PASSIONATE ABOUT QUEENSLAND

WE VALUE AND RESPECT OUR PEOPLE

WE ARE COLLABORATIVE AND SEEK CONTINUOUS IMPROVEMENT

ABOVE ALL ELSE,

WE VALUE INTEGRITY

Queensland Treasury Corporation is the Queensland Government’s central financing authority and corporate treasury services provider, with responsibility for:

sourcing and managing the debt funding to finance Queensland’s infrastructure requirements in the most cost-effective manner providing financial and risk management advice to the Queensland Government and its public sector clients on financial risk issues, and investing the State’s short- to medium-term cash surpluses, to maximise client returns through a conservative risk management framework.

QTC does not formulate Government policy, but works within the policy frameworks developed by the Government and Queensland Treasury.

Debt funding and management

QTC borrows funds in the domestic and international markets in a manner that minimises the State’s and QTC’s liquidity and refinancing risk. We then lend these funds to meet our clients’ debt requirements, for both new borrowings and the refinancing of existing debt. With responsibility for all of the State’s debt raising, QTC is able to capture significant economies of scale and scope in the issuance, management and administration of debt.

Financial advisory and risk management services

QTC works closely with its public sector clients to assist in managing their risk in financial transactions and achieve the best financial solutions for their organisations and for Queensland. In assisting clients, QTC does not provide advice that is contrary to the interests of the State. We encourage our clients and Queensland Treasury, our major stakeholder, to use our organisation as an extension of their resources, by:

providing access, on a cost recovery basis, to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits they encompass providing Queensland Treasury with advice on matters of financial and commercial policy and risk relating to the State and its entities working as a conduit between the Government and the private sector, and using our economies of scale and scope to ensure that the best possible solutions are obtained.

Short- to medium-term investments

QTC uses its financial markets expertise, developed through strong relationships with the domestic and international markets, together with its understanding of debt management and the management of financial risk, to provide clients with investment solutions that achieve a high return within a conservative risk environment. Clients can choose from an overnight facility, a managed short-term fund or fixed-term facilities. Alternatively, we can assist them to source appropriate solutions from the marketplace.

QUEENSLAND

TREASURY

CORPORATION

CONTENTS

Queensland Treasury Corporation 1

Five-Year Business Summary 3 Chairman’s and

Chief Executive’s Report 4

Financial Statements 7

Appendices 25

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 1

FIVE-YEAR BUSINESS SUMMARY

	Financial Year 2007-08	Financial Year 2008-09	Financial Year 2009-10	Financial Year 2010-11	Half-Year 2011
FINANCIAL					
CAPITAL MARKETS OPERATIONS					
OPERATING STATEMENT ($000)					
Interest from onlendings	1 489 666	3 614 201	4 062 092	3 107 472	**3 770 054**
Management fees	31 504	41 380	50 142	55 512	**28 995**
Interest on borrowings	2 077 211	4 431 033	4 901 512	4 071 085	**4 510 476**
Interest on deposits	471 014	394 238	195 413	189 027	**96 782**
Profit/(loss) before income tax	(65 024)	53 430	243 510	66 831	**121 500**
Income tax expense	15 681	10 227	34 074	20 874	**1 331**
Profit /(loss) for the period	(80 705)	43 203	209 436	45 957	**120 169**
BALANCE SHEET ($000)					
Total assets	49 915 436	71 517 525	74 385 172	79 486 789	**89 344 483**
Total liabilities	49 622 792	71 181 678	73 839 889	79 045 549	**88 783 074**
Net assets	292 644	335 847	545 283	441 240	**561 409**

CLIENT					
SAVINGS FOR CLIENTS ($M)					
Savings due to portfolio management	18.7	6.2	-18.8	10.3	**9.9**
Savings due to borrowing margin	145.2	256.7	395.2	473.5	**283.2**
Total savings for clients	163.9	262.9	376.4	483.8	**293.1**
Cumulative savings for clients	1 699.3	1962.2	2338.6	2822.4	**3115.5**
LOANS TO CLIENTS					
Loans ($000)	32 911 506	44 407 516	55 113 222	59 452 522	**67 669 733**
Number of onlending clients	280	243	275	238	**210**
OUTPERFORMANCE OF BENCHMARK (% PA SEMI-ANNUAL)					
Floating Rate Debt Pool	0.2	0.21	0.21	0.21	**0.22**
3 Year Debt Pool	0.08	0.07	-0.07	0.02	**-0.02**
6 Year Debt Pool	0.05	0.04	-0.08	-	**-0.05**
9 Year Debt Pool	-0.05	0.01	-0.07	-0.01	**0.02**
12 Year Debt Pool	-0.04	0.07	-0.08	-0.02	**-0.01**
15 Year Debt Pool	0.01	0.16	-0.05	-0.01	**0.02**
MANAGED FUNDS					
Deposits ($000)	8 251 872	7 793 010	4 660 960	5 562 013	**3 589 364**
Number of depositors	214	214	207	194	**190**
OUTPERFORMANCE OF BENCHMARK (% PA SEMI-ANNUAL)					
Cash Fund	0.22	0.04	0.36	0.5	**0.54**

2 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

	Financial Year 2007-08	Financial Year 2008-09	Financial Year 2009-10	Financial Year 2010-11	Half-Year 2011
FINANCIAL MARKETS					
Debt outstanding* ($000)	40 728 150	62 624 234	68 885 406	73 134 788	**84 809 804**
QTC global and domestic bonds on issue at face value ($000)	41 833 356	56 394 453	61 424 032	65 688 324	**71 725 553**
QTC BOND RATES (% AT 30 JUNE)					
Guaranteed by the Australian and Queensland governments					
14 June 11	7.31	4.32	4.6	-	**-**
16 April 12	7.26	4.95	4.67	4.8	**4.2**
14 August 13	7.17	5.54	4.86	4.88	**3.8**
14 October 15	7.04	5.86	5.17	5.1	**4.11**
14 September 17	7	6.11	5.36	5.27	**4.33**
14 June 19	-	6.29	5.48	5.46	**4.46**
14 June 21	6.94	6.34	5.59	5.59	**4.59**
Guaranteed by the Queensland Government only					
14 July 09	7.4	3.13	-	-	**-**
14 May 10	7.39	3.38	-	-	**-**
23 April 12	-	-	-	4.89	**4.27**
21 August 13	-	-	-	5.02	**4.15**
21 November 14	-	-	5.26	5.18	**4.24**
21 October 15	-	-	-	5.3	**4.52**
21 April 16	-	-	5.49	5.34	**4.58**
21 February 18	-	-	-	5.56	**4.8**
21 February 20	-	-	5.77	5.74	**4.98**
21 June 21	-	-	-	-	**5.07**
21 July 22	-	-	-	5.85	**5.18**
22 July 24	-	-	-	5.93	**5.33**
14 March 33	-	6.37	5.79	6.03	**5.34**
QTC CAPITAL-INDEXED BOND RATES (% AT 30 JUNE)					
August 2030	2.32	3.67	3.39	3.26	**2.91**
AVERAGE BASIS POINT MARGIN OF QTC AUD BONDS					
Guaranteed* by both Australian and Queensland governments					
Commonwealth bonds	-	-	40	29	**85.5**
Swap	-	-	-13	-23	**1.4**
Guaranteed* by the Queensland Government only					
Commonwealth bonds	58	61	64	49	**126**
Swap	-50	27	11	-4	**43.5**
CORPORATE					
Number of employees	160	180	176	193	**208**
Administration expenses ($000)	28 453	39 156	34 519	42 523	**37 967**

** Following the Australian Government's announcement on 25 March 2009 to offer a temporary guarantee to the states for A$ issuance, QTC applied on 17 September 2009 to take up the guarantee on all A$ benchmark bond lines for maturities ranging from 2011 to 2021. The guarantee offer expired on 31 December 2010.*

** QTC holds its own stock and these holdings have been excluded from the debt outstanding figures.*

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 3

CHAIRMAN’S & CHIEF EXECUTIVE’S REPORT

STEPHEN ROCHESTER

Chairman

In the first six months of the 2011-12 reporting period, Queensland Treasury Corporation (QTC) successfully raised approximately $13.7 billion towards its 2011-12 borrowing program, and achieved an operating profit from its capital markets operations of $120.2 million (2010: $24.6 million).

QTC also achieved quantifiable savings for clients and the State of $293.1 million (2010: $247.5 million), through its capital market activities and economies of scale that provided them with access to funding.

Separate from QTC’s capital markets operations, the long term assets segment recorded a loss of $526.8 million (2010: $915.0 million profit); however, since the beginning of 2012, the investment markets appear to be staging a recovery.

The long term assets segment is managed by QIC Limited and comprises the investments that fund the State’s defined-benefit superannuation and other long-term employee obligations. These investments were transferred to QTC by the State Government. In return, QTC has issued the State with fixed-rate notes that provide the State with a fixed rate of return, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio. The accumulated losses incurred by this segment have no impact on QTC’s capacity to meet its obligations, as there is no cash flow effect for QTC.

A year of recovery

The joint Australian and state governments’ Natural Disaster Relief and Recovery Arrangements have been instrumental in Queensland’s solid recovery from the 2010-11 flooding and tropical cyclone disasters.

Through the arrangements’ provision of 75 per cent of the estimated $6.8 billion cost of reconstruction, significant progress has been made to repair the damage to public infrastructure, as the ongoing effort to support and rebuild damaged communities continues.

Challenging economic environment

Following the European sovereign debt concerns that beleaguered markets during the second half of 2011, and monetary policymakers’ aggressive action to minimise fall-out into the financial system, we (like many in the markets) anticipate that 2012 will again prove very challenging.

The significant repricing of semi-government, including QTC, credit spreads relative to the Commonwealth Government was a notable feature of this period.

However, while external developments are expected to have some impact on the Queensland economy, the State’s medium-term prospects remain strong given the large-scale industrialisation processes underway in many of its major trading partners in the fast-growing Asia Pacific region.

This is driving a structural increase in demand for resource and energy commodities from Queensland and is underpinning an unprecedented pipeline of investment in the State. The Queensland Government estimates that $146 billion will be invested in mineral and energy projects in the Central Queensland area alone between now and 2020, with the majority of projects due to begin by 2016.

It is these prospects, and the attractive yields on offer, that have seen continued demand for QTC bonds.

4 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT December 2011

Borrowing program revised

On 18 January 2012, having raised approximately $13.7 billion towards its 2011-12 borrowing program, QTC revised its estimated borrowing requirement for the 2011-12 financial year down from $22 billion to $19.2 billion. This decrease in the borrowing requirement results from Queensland’s lower capital spend in 2011-12, particularly in the energy and rail corporations, and advance payments received from the Australian Government relating to natural disaster works.

In July, QTC issued a $1.5 billion State Government guaranteed domestic benchmark bond, maturing in 2021, with positive uptake from investors.

Then, in October, in response to increasingly challenging market, QTC announced it was implementing a strategy of issuing bonds on a reverse- enquiry basis through its distribution group of 17 international banks.

To complete its borrowing program for 2011-12, QTC intends to maintain its reverse-enquiry issuance strategy, and take advantage of other term funding opportunities as they arise.

QTC’s approach to raising funds relies on its ability to attract and maintain a diverse range of wholesale investors from various global locations, and it remains committed to open and transparent communication with the market. As part of its annual domestic and offshore investor relations roadshow program, over the past six months, QTC representatives have met with key institutional investors, as well as representatives of its distribution group banks and other financial intermediaries.

Capital markets operations

QTC’s $120.2 million operating profit from its capital markets operations primarily represents unrealised accounting gains on investments held in advance of future lending requirements, and includes a $14.8 million write down in the value of software under development.

Greater efficiencies and enhanced teamwork

Within QTC, we look forward to greater efficiencies and enhanced teamwork as we co-locate all employees in one building, and our in-house resources implement upgraded business systems and processes to support both employees and our clients. These developments will enhance our capacity and our capabilities as we focus on delivering financial solutions to the State’s public sector.

On behalf of the Board and the senior management team, we thank our team of talented and dedicated employees, whose contributions to their clients’ businesses continue to build a better Queensland.

STEPHEN ROCHESTER

Chairman

PHILIP NOBLE

Chief Executive

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 5

PHILIP NOBLE

Chief Executive

6 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

AUDAX AT FIDELIS

QUEENSLAND

TREASURY

CORPORATION

FINANCIAL STATEMENTS

FOR THE HALF-YEAR ENDED 31 DECEMBER 2011

Contents

Statement of Comprehensive Income 8

Balance Sheet 9

Statement of Changes in Equity 10

Statement of Cash Flows 11

Notes to and forming part of the Financial Statements 12

Certificate of the Queensland Treasury Corporation 22

Independent Auditor’s Review Report 23

Management Report 24 7

STATEMENT OF COMPREHENSIVE INCOME
FOR THE HALF-YEAR ENDED 31 DECEMBER 2011

	NOTE	31 December 2011 $000	31 December 2010 $000
CAPITAL MARKETS OPERATIONS			
Net interest income			
Interest income	4	**4 726 873**	825 709
Interest expense	4	**(4 607 258)**	(808 560)
		119 615	17 149
Other income			
Fees – management	5	**28 995**	28 658
Fees – professional		**266**	246
Fees – other		**311**	226
Amortisation of cross border lease deferred income		**3 219**	3 219
Lease income		**20 090**	15 666
		52 881	48 015
Expenses			
Administration expenses	8	**(37 967)**	(18 398)
Depreciation on leased assets		**(13 348)**	(10 521)
Provisions – cooperative housing societies		**26**	(18)
		(51 289)	(28 937)
Share of associate's net profit		**293**	44
Profit from capital markets operations before income tax		**121 500**	36 271
Income tax expense		**(1 331)**	(11 665)
Profit from capital markets operations after income tax		**120 169**	24 606
LONG TERM ASSETS			
Net return from investments in long term assets			
Net change in fair value of unit trusts	6	**647 784**	1 811 261
Interest on fixed rate notes	7	**(1 140 482)**	(875 438)
Management fees		**(34 092)**	(20 827)
Profit/(loss) from long term assets		**(526 790)**	**914 996**
Total net profit/(loss) for the half-year after tax		**(406 621)**	**939 602**
Total comprehensive income attributable to the owners		**(406 621)**	**939 602**
Total comprehensive income derived from:			
Capital markets operations	3	**120 169**	24 606
Long term assets	3	**(526 790)**	914 996
Total comprehensive income		**(406 621)**	939 602

The notes on pages 12 to 21 are an integral part of these financial statements.

Note: Throughout these financial statements the capital markets operations and the long term assets operations have been disclosed separately to distinguish between QTC's main central treasury management role and its additional responsibilities following the transfer of the State's superannuation and other long-term assets (refer notes 1 and 3).

8 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

BALANCE SHEET
AS AT 31 DECEMBER 2011

	NOTE	31 December 2011 $000	30 June 2011 $000
ASSETS			
CAPITAL MARKETS OPERATIONS			
Cash		**305 527**	-
Receivables		**4 108**	13 233
Financial assets at fair value through profit or loss	9	**20 721 983**	19 583 804
Derivative financial assets	10	**393 839**	195 083
Onlendings	11	**67 669 733**	59 452 522
Property, plant and equipment		**242 211**	224 441
Investments accounted for using the equity method		**1 178**	975
Intangible assets		**4 199**	14 810
Deferred income tax assets		**1 705**	1 921
		89 344 483	79 486 789
LONG TERM ASSETS			
Financial assets at fair value through profit or loss	9	**28 041 445**	28 248 333
		28 041 445	28 248 333
Total Assets		**117 385 928**	107 735 122
LIABILITIES			
CAPITAL MARKETS OPERATIONS			
Bank overdraft		**-**	8 834
Payables		**135 938**	158 762
Tax liabilities		**1 162**	20 631
Derivative financial liabilities	12	**246 806**	160 521
Financial liabilities at fair value through profit or loss			
- Interest bearing liabilities	13	**84 809 804**	73 134 788
- Deposits	13	**3 589 364**	5 562 013
		88 783 074	79 045 549
LONG TERM ASSETS			
Financial liabilities at amortised cost	14	**31 425 694**	31 105 792
		31 425 694	31 105 792
Total Liabilities		**120 208 768**	110 151 341
Net Assets		**(2 822 840)**	(2 416 219)
EQUITY			
CAPITAL MARKETS OPERATIONS			
Reserves	15	**172 747**	176 615
Retained surplus		**388 662**	264 625
		561 409	441 240
LONG TERM ASSETS			
Retained deficit		**(3 384 249)**	(2 857 459)
		(3 384 249)	(2 857 459)
Total Equity		**(2 822 840)**	(2 416 219)

The notes on pages 12 to 21 are an integral part of these financial statements.

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 9

STATEMENT OF CHANGES IN EQUITY
FOR THE HALF-YEAR ENDED 31 DECEMBER 2011

		CAPITAL MARKETS OPERATIONS			LONG TERM ASSETS	TOTAL
	NOTE	CREDIT RISK RESERVE $000	BASIS RISK RESERVE $000	RETAINED SURPLUS $000	RETAINED SURPLUS $000	EQUITY $000
Balance at 1 July 2011		**145 615**	**31 000**	**264 625**	**(2 857 459)**	**(2 416 219)**
Profit/(loss) for the year		**-**	**-**	**120 169**	**(526 790)**	**(406 621)**
Transfer from/(to) retained surplus	15	**7 632**	**(11 500)**	**3 868**	**-**	**-**
Balance at 31 December 2011		**153 247**	**19 500**	**388 662**	**(3 384 249)**	**(2 822 840)**
Balance at 1 July 2010		133 363	62 500	349 420	(4 051 635)	(3 506 352)
Profit for the year		-	-	24 606	914 996	939 602
Transfer from/(to) retained surplus	15	5 745	(43 500)	37 755	-	-
Balance at 31 December 2010		139 108	19 000	411 781	(3 136 639)	(2 566 750)

The notes on pages 12 to 21 are an integral part of these financial statements.

10 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

STATEMENT OF CASH FLOWS
FOR THE HALF-YEAR ENDED 31 DECEMBER 2011

	31 DECEMBER 2011 $000	31 DECEMBER 2010 $000
CAPITAL MARKETS OPERATIONS		
Cash flows from operating activities		
Interest received from onlendings	**3 662 333**	562 808
Interest received from investments	**725 062**	456 639
Interest received - other	**20 068**	19 217
Fees received – management	**28 968**	28 736
Fees received – professional	**266**	258
Fees received – other	**311**	323
GST paid to suppliers	**(4 064)**	(2 736)
GST refunds from ATO	**4 967**	8 010
GST paid to ATO	**(2 483)**	(2 032)
GST received from clients	**2 419**	2 128
Interest paid on interest-bearing liabilities	**(1 924 240)**	(2 064 528)
Interest paid on deposits	**(57 196)**	(133 497)
Administration expenses paid	**(14 565)**	(24 944)
Income tax paid	**(20 585)**	(34 003)
Net cash provided by/(used in) operating activities	**2 421 261**	(1 183 621)
Cash flows from investing activities		
Net proceeds from investments	**(931 272)**	1 897 273
Net (increase)/decrease in onlendings	**(8 109 465)**	894 971
Payments for property, plant and equipment	**(31 701)**	(22 596)
Payments for intangibles	**(5 502)**	(3 294)
Proceeds from sale of property, plant and equipment	**-**	1
Dividend received	**89**	52
Net cash (used in)/provided by investing activities	**(9 077 851)**	2 766 407
Cash flows from financing activities		
Net proceeds from interest-bearing liabilities	**8 983 186**	361 235
Net decrease in deposits	**(2 012 235)**	(1 649 575)
Net cash provided by/(used in) financing activities	**6 970 951**	(1 288 340)
Net increase in cash held	**314 361**	294 446
Cash/(borrowings) at 1 July	**(8 834)**	(1 167)
Net cash at 31 December	**305 527**	293 279
LONG TERM ASSETS		
No external cashflow is generated from the long term assets (refer notes 16(b)).		

The notes on pages 12 to 21 are an integral part of these financial statements.

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 11

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
FOR THE HALF-YEAR ENDED 31 DECEMBER 2011

CONTENTS

1	General information	12
2	Summary of significant accounting policies	12
3	Segment reporting	14
4	Interest income and interest expense from capital markets operations	15
5	Fees – management	16
6	Net change in fair value of unit trusts	16
7	Interest on fixed rate notes	16
8	Administration fees	17
9	Financial assets at fair value through profit or loss	17
10	Derivative financial assets	18
11	Onlendings	18
12	Derivative financial liabilities	19
13	Financial liabilities at fair value through profit or loss	19
14	Financial liabilities at amortised cost	20
15	Reserves	20
16	Notes to the statement of cash flows	21
17	Contingent liabilities	21
18	Funding facilities	21

1 General information

Queensland Treasury Corporation (QTC) is constituted under the *Queensland Treasury Corporation Act 1988* (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act.

QTC is the State's central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector clients. These services, which form part of QTC's Capital Markets Operations segment, are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its clients being Queensland public sector entities.

The majority of QTC's profits from its Capital Markets Operations are generated as a result of interest earned from the investment of QTC's equity. QTC ensures that in undertaking its Capital Markets activities it has adequate capital to manage its risks.

QTC holds a portfolio of assets which were transferred to QTC by the State Government. These assets are the investments of QTC's Long Term Assets segment and are held to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC has issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio (refer notes 3 and 6).

The Long Term Asset Advisory Board is responsible for the oversight of the Long Term Assets which do not form part of QTC's day-to-day Capital Markets Operations. The Long Term Assets are held in unit trusts managed by QIC Limited (QIC).

Although there is no domestic requirement for the preparation of half-year financial statements, in order to meet offshore requirements and to better meet the needs of users of QTC's financial information, an interim general purpose financial report has been prepared.

The half-year financial statement does not include all notes of the type normally included within the annual financial statements and therefore cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of the entity as the full financial report. It should be read in conjunction with the annual financial report of QTC as at 30 June 2011.

2 Summary of significant accounting policies

(a) Basis of preparation

The half-year financial report is a general purpose financial report prepared in accordance AASB 134: *Interim Financial Reporting*. Compliance with AASB 134 ensures compliance with International Financial Reporting Standard IAS 34 'Interim Financial Reporting'. The half-year report does not include notes of the type normally included in an annual financial report and shall be read in conjunction with the most recent annual financial report.

Compliance with International Financial Reporting Standards

While QTC is designated as a not-for-profit entity, the Corporation has elected to comply with the requirements of International Financial Reporting Standards (IFRS) as if it is a for-profit entity.

Basis of measurement

The financial statements are prepared on the basis of fair value measurement of assets and liabilities except where otherwise stated.

Functional and presentation currency

These financial statements are presented in Australian dollars, which is QTC's functional currency.

Classification of assets and liabilities

The balance sheet is presented on a liquidity basis. Assets and liabilities are presented in decreasing order of liquidity and are not distinguished between current and non current.

(b) Investments in joint venture entity

QTC's investment in Local Government Infrastructure Services Pty Ltd is accounted for using the equity method in the financial statements. Under the equity method, the share of the profits or losses of the joint venture is recognised in the income statement, and the share of movement in equity is recognised in the balance sheet. Investments in joint venture entities are carried at the equity accounted amount.

(c) Cash

Cash assets include only those funds held at bank and do not include money market deposits.

(d) Financial assets and financial liabilities

Recognition and derecognition

Financial assets and financial liabilities are recognised in the balance sheet when QTC becomes party to the contractual provisions of the financial instrument.

A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC.

A financial liability is removed from the balance sheet when the obligation specified in the contract is discharged, cancelled or expires.

Measurement

Financial assets and liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models or other recognised valuation techniques.

Fair value is the amount for which an asset could be exchanged or liability settled between knowledgeable, willing parties in an arm's length transaction.

QTC uses mid market rates as the basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed, together with the financial derivatives used to manage interest rate and foreign currency risks, closely match those of funds onlent. In all other cases, the bid-offer spread is applied where material.

12 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

Financial liabilities at amortised cost are measured using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial instrument and allocating the interest income or interest expense over the relevant period. In this way, interest is recognised in the income statement in the period in which it accrues.

Classification

Financial instruments on initial recognition are classified into the following categories:

Receivables

Onlendings

Derivative financial instruments

Financial assets at fair value through profit or loss

Financial liabilities at fair value through profit or loss, and

Financial liabilities at amortised cost.

QTC’s accounting policies for significant financial assets and financial liabilities are listed below.

Onlendings

Onlendings, with the exception of loans to cooperative housing societies, are included in the balance sheet at market or fair value which is the redemption value. Loans to cooperative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment.

Derivative financial instruments

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of asset and liability management activities. In addition they may be used to deliver long term floating rate or long term fixed rate exposure. In accordance with its treasury policy, QTC does not hold or issue derivative financial instruments for speculative purposes.

All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss include financial assets held for Capital Markets Operations and investments held in unit trusts (Long Term Assets).

Financial assets - Capital Markets Operations

Financial assets consist of investments in money market deposits, discount securities, semi-government bonds and floating rate notes. Unrealised gains and losses are brought to account in the income statement.

Investments in unit trusts - Long Term Assets

Investments in unit trusts consist of investments held and managed by QIC and include Australian equities, international equities and other diversified products (refer note 9). These investments are measured at market value based on the hard close unit price quoted by QIC adjusted for fees outstanding on the account and net of any GST recoverable.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include interest-bearing liabilities and deposits. Unrealised gains and losses are brought to account in the income statement.

Interest-bearing liabilities

Interest-bearing liabilities consist of Australian bonds, overseas bonds and commercial paper. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and Eurobonds. Global bonds are Australian dollar denominated bonds issued overseas. Commercial paper is short term in nature and issued on the domestic or foreign markets.

Deposits

Client deposits are accepted to either the Working Capital Facility (11AM Fund) or the Cash Fund. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the balance sheet represents the market value of deposits held at balance date.

Collateral held and securities which are sold under agreements to repurchase are disclosed as deposits.

Financial liabilities at amortised cost

Financial liabilities at amortised cost consist of fixed rate notes issued to the State Government in exchange for a portfolio of assets (Long Term Assets). The fixed rate notes are initially recognised at par value, which equated to the fair value of the financial assets acquired. Deposits and withdrawals can be made from the notes based on changes in the State Government’s long-term liabilities. The notes are long-term in nature and have a term of 50 years. Interest on the fixed rate notes is capitalised monthly and the rate is reviewed annually, consistent with the triennial actuarial assessment of the State’s defined benefit liability.

(e) Interest income and interest expense

The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily.

The majority of onlendings are provided to clients on a pooled basis. Interest costs are allocated to clients based on the daily movement in the market value of the pool.

(f) Net change in fair value of investments in unit trusts

Changes in the net market value of investments are recognised in the period in which they occur. The net market value is based on the closing unit redemption price and includes both realised and unrealised movements, net of allowances for costs expected to be incurred in realising these investments. Distributions are reinvested into the trusts.

(g) Intangible assets

Software

Acquired computer software licences are capitalised on the basis of the costs incurred to acquire and bring to use the specific software. These costs are amortised over their estimated useful lives which are between two and five years.

Costs associated with the development of internally generated software are capitalised only when the designated project is technically and commercially feasible and is expected to generate future economic benefits to QTC. The expenditure capitalised comprises all directly attributable costs including some labour costs. All other costs associated with the development of software are expensed as incurred. Subsequent costs are added to the initial costs of the asset only when they specifically meet the capitalisation criteria.

Computer software development costs recognised as assets are amortised on a straight-line basis over the period of expected benefit, which is usually between three and five years.

Impairment

The carrying amounts of QTC’s assets are reviewed at each balance sheet date to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is estimated. An impairment loss is recognised in the income statement if the carrying amount of an asset exceeds its recoverable amount. The recoverable amount is assessed as the greater of its value in use and its fair value less costs to sell.

(h) Income tax

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC’s Capital Markets Operations.

No income tax is payable on the Long Term Assets.

In calculating the payment in lieu of income tax expense, tax effect accounting principles are adopted for income received and expenses paid in relation to the management and administration of clients’ borrowings and deposits as well as for advisory services and structured finance transactions. For all other QTC operations on which a payment in lieu of income tax is made, tax effect accounting principles are not applied.

QTC’s controlled and jointly controlled entities are defined as State and Territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence, are exempt from Commonwealth tax under section 24AM of this Act.

(i) Rounding

Amounts have been rounded to the nearest thousand dollars except for note 18 which is rounded to the nearest million dollars.

(j) Foreign currency

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

Exchange gains/losses are brought to account in the income statement.

(k) Operating result

The operating profit after tax for the half-year ended 31 December 2011 for the Capital Markets Operations segment was $120.169 million. QTC made an operating loss of $526.790 million for the Long Term Assets segment.

The accumulated net losses incurred by the Long Term Assets segment have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC (refer note 16). In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 13

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
FOR THE HALF-YEAR ENDED 31 DECEMBER 2011

3 Segment reporting

An operating segment is identified where QTC engages in a business activity where separate financial information is evaluated regularly by the chief operating decision makers in deciding how to allocate resources.

Revenue and expenses directly associated with each business segment are included to determine their result. The accounting policies for each operating segment are applied consistently.

The results from QTC's operating segments are shown below:

	FOR THE HALF-YEAR ENDED 31 DECEMBER 2011			FOR THE HALF-YEAR ENDED 31 DECEMBER 2010		
SEGMENT REVENUE AND EXPENSES	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000
Segment income						
Interest income	4 726 873	-	**4 726 873**	825 709	-	825 709
Net change in fair value of unit trusts	-	647 784	**647 784**	-	1 811 261	1 811 261
Other income	52 881	-	**52 881**	48 015	-	48 015
Total income	**4 779 754**	**647 784**	**5 427 538**	**873 724**	**1 811 261**	**2 684 985**
Segment expenses						
Interest expense	4 607 258	1 140 482	**5 747 740**	808 560	875 438	1 683 998
Depreciation, amortisation and impairment	28 824	-	**28 824**	10 834	-	10 834
Management fees	-	34 092	**34 092**	-	20 827	20 827
Other expenses	22 465	-	**22 465**	18 103	-	18 103
Total expenses	**4 658 547**	**1 174 574**	**5 833 121**	**837 497**	**896 265**	**1 733 762**
Share of associate's net profit	293	-	**293**	44	-	44
Profit/(loss) before income tax	**121 500**	**(526 790)**	**(405 290)**	**36 271**	**914 996**	**951 267**
Income tax expense	1 331	-	**1 331**	11 665	-	11 665
Profit/(loss) for the half-year	**120 169**	**(526 790)**	**(406 621)**	**24 606**	**914 996**	**939 602**

	AS AT 31 DECEMBER 2011			AS AT 30 JUNE 2011		
SEGMENT ASSETS AND LIABILITIES	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000
Segment assets						
Onlendings	67 669 733	-	**67 669 733**	59 452 522	-	59 452 522
Financial assets at fair value through profit or loss	20 721 983	28 041 445	**48 763 428**	19 583 804	28 248 333	47 832 137
Other assets	952 767	-	**952 767**	450 463	-	450 463
Total assets	**89 344 483**	**28 041 445**	**117 385 928**	**79 486 789**	**28 248 333**	**107 735 122**
Segment liabilities						
Financial liabilities at fair value through profit or loss	88 399 168	-	**88 399 168**	78 696 801	-	78 696 801
Financial liabilities at amortised cost	-	31 425 694	**31 425 694**	-	31 105 792	31 105 792
Other liabilities	384 906	-	**384 906**	348 748	-	348 748
Total liabilities	**88 783 074**	**31 425 694**	**120 208 768**	**79 045 549**	**31 105 792**	**110 151 341**
Net assets	**561 409**	**(3 384 249)**	**(2 822 840)**	**441 240**	**(2 857 459)**	**(2 416 219)**

	AS AT 31 DECEMBER 2011			AS AT 31 DECEMBER 2010		
SEGMENT EQUITY	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000	CAPITAL MARKETS OPERATIONS $000	LONG TERM ASSETS $000	TOTAL $000
Equity 1 July	441 240	(2 857 459)	**(2 416 219)**	545 283	(4 051 635)	(3 506 352)
Profit/(loss) after tax	120 169	(526 790)	**(406 621)**	24 606	914 996	939 602
Equity 31 December	**561 409**	**(3 384 249)**	**(2 822 840)**	**569 889**	**(3 136 639)**	**(2 566 750)**

14 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

4 Interest income and interest expense from capital markets operations

	FOR THE HALF-YEAR ENDED 31 DECEMBER 2011			
	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL INTEREST $000
INTEREST INCOME				
Onlendings[1]	3 696 690	73 364	-	**3 770 054**
Other investments	548 439	100 999	307 381	**956 819**
	4 245 129	**174 363**	**307 381**	**4 726 873**
INTEREST EXPENSE				
Deposits	96 760	22	-	**96 782**
Interest-bearing liabilities[2]	2 015 344	2 054 912	440 220	**4 510 476**
	2 112 104	**2 054 934**	**440 220**	**4 607 258**

	FOR THE HALF-YEAR ENDED 31 DECEMBER 2010			
	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL INTEREST $000
INTEREST INCOME				
Onlendings[1]	555 853	(58 484)	-	**497 369**
Other investments	451 948	(170 570)	46 962	**328 340**
	1 007 801	**(229 054)**	**46 962**	**825 709**
INTEREST EXPENSE				
Deposits	96 024	449	-	**96 473**
Interest-bearing liabilities[2]	1 866 376	(1 723 919)	569 630	**712 087**
	1 962 400	**(1 723 470)**	**569 630**	**808 560**

(1) The majority of onlendings are provided to clients on a pooled fund basis. Interest costs are allocated to clients based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure also reflects the daily movements in the market value of the pooled funds. In periods of falling interest rates, the market value of the funding pool will rise leading to higher interest income from onlendings. During the half-year ended 31 December 2011, interest rates fell in comparison to the previous half-year when rates rose, which led to higher interest income for the period ended 31 December 2011. In addition, interest income is higher due to onlendings balances increasing from $54.1 billion in December 2010 to $67.7 billion in December 2011.

(2) During the half-year ended 31 December 2011, the market value of interest-bearing liabilities increased due to falling interest rates. This resulted in higher unrealised interest expense recorded in the period. In addition, interest expense is higher due to borrowings increasing from $67.6 billion in December 2010 to $84.8 billion in December 2011.

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 15

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
FOR THE HALF-YEAR ENDED 31 DECEMBER 2011

5 Fees – management

	31 DECEMBER 2011 $000	31 DECEMBER 2010 $000
Fees – management	**28 995**	28 658

Management fees represent income earned from the management of QTC's onlendings and deposits. A further amount of $3.827 million (31 December 2010 $4.210 million), derived from fees on certain managed funds and pools is included under interest income as it forms part of the interest rate applied.

6 Net change in fair value of unit trusts

Changes in the fair value of the unit trusts are as follows:

	31 DECEMBER 2011 $000	31 DECEMBER 2010 $000
Account		
QLQ Trust No.1	**401 629**	1 977 725
QLQ Trust No.2	**18 272**	(16 604)
QIC Treasury Infrastructure Trust No.1	**17 008**	-
QIC Treasury Infrastructure Trust No.2 Redeemable Pref Units	**44 824**	-
QIC Property Fund	**48 565**	68 525
QIC Diversified Infrastructure Fund No.2	**47 366**	(53 008)
QIC Strategic Fund No.2	**51 889**	(126 098)
QIC Strategic Fund No.3	**33**	809
QIC Private Equity Fund No.2	**25 490**	(52 963)
QIC Private Equity Fund No.3	**(7 635)**	12 420
QIC International Property Development Trust	**-**	189
QIC Cash Fund	**145**	82
QIC Treasury Infrastructure Trust	**3**	2
Queensland BioCapital Fund No.1	**107**	131
Queensland BioCapital Fund No.2	**170**	96
QIC Healthcare Ventures Cash Fund	**203**	-
QIC Healthcare Ventures	**(285)**	(45)
	647 784	1 811 261

7 Interest on fixed rate notes

	31 DECEMBER 2011 $000	31 DECEMBER 2010 $000
LONG TERM ASSETS		
Interest on fixed rate notes	**1 140 482**	875 438

The increase in interest on the fixed rate notes is due to the transfer of $6.4 billion to the Long Term Assets by the State Government during the 2010-11 financial year.

16 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

8 Administration fees

	31 DECEMBER 2011 $000	31 DECEMBER 2010 $000
Salaries and related costs	**11 513**	8 985
Consultants and contractors	**2 886**	598
Outsourced services	**899**	668
Depreciation on property, plant and equipment	**582**	262
Amortisation on intangible assets	**82**	51
Impairment on intangible assets[1]	**14 812**	-
Computer charges	**1 613**	1 381
Property charges	**1 641**	1 303
Audit fees	**434**	382
Staff training and development	**163**	158
Investor and market relations program	**688**	674
Other administration expenses	**2 654**	3 936
	37 967	18 398

(1) An impairment loss of $14.8 million was recognised in the period relating to software development written down to its net realisable value based on a value in use assessment.

9 Financial assets at fair value through profit or loss

	31 DECEMBER 2011 $000	31 JUNE 2011 $000
CAPITAL MARKETS OPERATIONS		
Money market deposits	**1 821 592**	2 065 650
Discount securities	**8 718 843**	5 273 357
Commonwealth and state securities[1]	**5 439 245**	6 472 579
Floating rate notes	**3 521 774**	3 800 453
Other investments	**1 220 529**	1 971 765
	20 721 983	19 583 804

(1) QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss (refer note 13).

The total includes investments made to manage:
- deposits of $3,589.364 million (30 June 2011 $5,562.013 million)
- surpluses and reserves of $561.409 million (30 June 2011 $441.240 million)
- cross border lease deferred income of $61.924 million (30 June 2011 $65.143 million)

The remaining investments are used to facilitate management of liquidity and interest rate risk or result from QTC borrowing in advance of requirements to manage financing/refinancing risk.

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 17

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
FOR THE HALF-YEAR ENDED 31 DECEMBER 2011

9 Financial assets at fair value through profit or loss continued

	31 DECEMBER 2011 $000	30 JUNE 2011 $000
LONG TERM ASSETS		
INVESTMENTS IN UNIT TRUSTS AND OTHER HOLDINGS – QIC:		
QLQ Trust No. 1	**19 141 627**	20 096 050
QLQ Trust No. 2	**296 390**	276 389
QIC Treasury Infrastructure Trust No.1	**1 811 186**	1 810 837
QIC Treasury Infrastructure Trust No.2 – Redeemable Pref Units	**1 276 160**	1 283 691
QIC Property Fund	**1 071 056**	1 021 643
QIC Diversified Infrastructure Fund No.2	**1 281 252**	1 277 677
QIC Strategic Fund No.2	**2 351 975**	1 772 096
QIC Strategic Fund No.3	**1 631**	33
QIC Private Equity Fund No.2	**699 245**	590 834
QIC Private Equity Fund No.3	**51 600**	60 226
QIC Treasury Infrastructure Trust	**127**	124
Queensland BioCapital Fund No.1	**16 963**	15 553
Queensland BioCapital Fund No.2	**18 681**	17 440
QIC Cash Fund	**-**	24 880
QIC Healthcare Ventures Cash Fund	**21 463**	-
QIC Healthcare Ventures	**2 089**	860
	28 041 445	28 248 333

10 Derivative financial assets

	31 DECEMBER 2011 $000	30 JUNE 2011 $000
Interest rate swaps	**156 327**	41 093
Cross currency swaps	**104 255**	80 846
Forward rate agreements	**111 460**	71 987
Foreign exchange contracts	**21 700**	905
Credit default swaps	**97**	252
	393 839	195 083

11 Onlendings

	31 DECEMBER 2011 $000	30 JUNE 2011 $000
Government departments and agencies	**28 645 725**	22 689 799
Government owned corporations	**19 995 881**	19 016 232
Local governments	**5 209 674**	4 712 947
Queensland water entities	**9 972 961**	9 352 603
Statutory bodies	**1 011 812**	975 601
QTC related entities	**2 629 069**	2 577 012
Other bodies	**203 801**	127 087
Cooperative housing society loans	**1 072**	1 529
Total onlendings net of provisions	**67 669 995**	59 452 810
Provisions for impaired loans	**(262)**	(288)
Total onlendings	**67 669 733**	59 452 522

18 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

12 Derivative financial liabilities

	31 DECEMBER 2011 $000	30 JUNE 2011 $000
Interest rate swaps	**29 780**	23 743
Cross currency swaps	**100 684**	30 761
Forward rate agreements	**2**	558
Foreign exchange contracts	**115 005**	105 096
Credit default swaps	**1 335**	363
	246 806	160 521

13 Financial liabilities at fair value through profit or loss

	31 DECEMBER 2011 $000	30 JUNE 2011 $000
INTEREST-BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS		
Domestic		
Treasury notes	**2 653 862**	2 863 045
Floating rate notes	**351 582**	-
Bonds	**74 874 121**	65 667 579
Credit foncier loans	**395**	506
	77 879 960	68 531 130
Offshore		
Commercial paper	**3 802 506**	1 805 413
Bonds [1]	**1 861 281**	1 894 009
Medium-term notes	**1 266 057**	904 236
	6 929 844	4 603 658
Total interest-bearing liabilities	**84 809 804**	73 134 788

(1) Consists of AUD denominated global bonds which are borrowed in the United States and Euro markets.

Derivatives are used to hedge offshore borrowings resulting in no net exposure to any foreign currency.
QTC borrowings are guaranteed by the Queensland Government under the *Queensland Treasury Corporation Act 1988*.

	31 DECEMBER 2011 $000	30 JUNE 2011 $000
DEPOSITS		
Client deposits		
Government owned corporations	**848 279**	1 443 731
Local governments	**1 346 218**	1 498 359
Statutory bodies	**728 154**	860 689
Government departments and agencies	**60 880**	176 722
Queensland water entities	**164 100**	280 901
QTC related entities	**54 759**	37 068
Other depositors	**344 016**	366 149
	3 546 406	4 663 619
Other deposits		
Collateral	**40 984**	-
Repurchase agreements	**1 974**	898 394
Total deposits	**3 589 364**	5 562 013

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 19

NOTES TO AND FORMING PART OF THE FINANCIAL STATEMENTS
FOR THE HALF-YEAR ENDED 31 DECEMBER 2011

14 Financial liabilities at amortised cost

	31 DECEMBER 2011 $000	30 JUNE 2011 $000
FIXED RATE NOTES – LONG TERM ASSETS		
State Government	**31 425 694**	31 105 792
	31 425 694	31 105 792

The Board considers that the carrying value of financial liabilities recorded at amortised cost in the financial statements approximates their fair value.

15 Reserves

	31 DECEMBER 2011 $000	30 JUNE 2011 $000
CREDIT RISK RESERVE (1)		
Balance at 1 July	**145 616**	133 363
Transfer from retained surplus	**7 631**	12 252
Balance at period end	**153 247**	145 615
BASIS RISK RESERVE (2)		
Balance at 1 July	**31 000**	62 500
Transfer (to)/from retained surplus	**(11 500)**	(31 500)
Balance at period end	**19 500**	31 000
Total	**172 747**	176 615

(1) As the State's corporate treasury, QTC undertakes portfolio management activities on behalf of clients and raises debt funding in advance of requirements thereby ensuring Queensland public sector entities have ready access to funding when required and also to reduce the risk associated with refinancing maturing loans. These activities expose QTC to credit risk due to the growth in counterparty exposures.

In addition to its portfolio management activities, QTC also invests funds on behalf of its clients through the QTC Cash Fund. QTC's Cash Fund is capital guaranteed. To reduce the impact of a credit failure on its retained earnings, QTC sets aside a certain portion of its fees earned from the Cash Fund to the Credit Risk Reserve together with interest accumulated on the reserves. The Credit Risk Reserve will be utilised if a credit event results in there being a shortfall between the guaranteed capital and the investments of the Cash Fund.

(2) The Basis Risk Reserve has been created to provide for losses that may occur as a result of basis risk where QTC has borrowed funds in excess of its loans to clients. The excess borrowings are needed to enable QTC to manage its client debt portfolios and liquidity, and are hedged through the purchase of liquid assets. Gains/losses may result due to interest yields on the asset hedges not moving in exactly the same manner as the interest yields on borrowings. Basis risk is measured using the Value at Risk methodology. At the 99% confidence level, it is expected that the accumulated losses as a result of basis risk on surplus fixed rate funding over a 10 business day period will be no greater than the value of the reserve for surplus fixed rate funding. Further at 99% confidence, it is expected that the accumulated losses as a result of basis risk on surplus floating rate funding over a 20 business day period, will be no greater than the value of the reserve for surplus floating rate funding.

20 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

16 Notes to the statement of cash flows

(a) Cash flows presented on a net basis

Cash flows arising from the following activities are presented on a net basis in the statement of cash flows:

loan advances to and redemptions from clients

receipt and withdrawal of client deposits, and

money market and other deposits.

(b) Long term assets

No external cashflow is generated from the Long Term Assets as deposits and withdrawals from the fixed rate notes result in a corresponding change to the investments held. Interest on the fixed rate notes is capitalised. Earnings, market movement and fees on the investment are recognised in the valuation of the investment (refer notes 2 (f) and 3).

17 Contingent liabilities

There have been no material changes in contingent liabilities since those disclosed in the financial statements for the year ended 30 June 2011. Refer to note 24 in the 2011 Annual Report.

18 Funding facilities

FACILITY

CURRENCY

LIMIT $M

FACE VALUE ON ISSUE 31 DECEMBER 2011 $M

FACE VALUE ON ISSUE 30 JUNE 2011 $M

Onshore facilities Domestic Benchmark Bonds AUD Unlimited AUD 69 211 AUD 63 109

Capital Indexed Bond AUD Unlimited AUD 790 AUD 774

Treasury Note AUD Unlimited AUD 2 681 AUD 2 878

Other AUD N/A AUD 566 AUD 226

Offshore facilities Global Benchmark Bonds AUD AUD 20 000 AUD 1 724 AUD 1 805

Euro Commercial Paper Multicurrency USD 10 000 USD 3 174 USD 1 541

US Commercial Paper Multicurrency USD 5 000 USD 713 USD 393

Euro Medium Term Note Multicurrency USD 10 000 USD 998 USD 702

US Medium Term Note Multicurrency USD 10 000 USD 200 -

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 21

CERTIFICATE OF THE OUEENSLAND TREASURY CORPORATION

The foregoing general purpose financial statements have been prepared in accordance with the requirements of AASB 134: Interim Financial Reports. Compliance with AASB 134 ensures compliance with International Financial Reporting Standard IAS 34: Interim Financial Reporting.

We certify that in our opinion:

(i) the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects

(ii) the foregoing half-year financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the half-year ended 31 December 2011, and

(iii) the interim management report includes a fair review of the information required under article 4(4) of the Law of January 11, 2008 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange.

Signed in accordance with a resolution of the Directors.

G P BRADLEY

Corporation Sole

Queensland Treasury Corporation

P C NOBLE

Chief Executive

Brisbane

8 February 2012

22 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

INDEPENDENT AUDITOR’S REVIEW REPORT TO OUEENSLAND TREASURY CORPORATION

Review Report on the Half-year Financial Report

I have reviewed the accompanying half-year financial report of Queensland Treasury Corporation, which comprises the balance sheet as at 31 December 2011, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the half-year ended on that date, notes comprising a summary of significant accounting policies and other explanatory information, and the certificates given by the Under Treasurer - Queensland Treasury as the Corporation Sole and the Chief Executive.

The Corporation Sole’s responsibility for the Half-year Financial Report

The Corporation Sole is responsible for the preparation of the half-year financial report that gives a true and fair view in accordance with Australian Accounting Standards and for such internal control as the Corporation Sole determines is necessary to enable the preparation of the half-year financial report that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

My responsibility is to express a conclusion on the half-year financial report based on my review. The review was conducted in accordance with the Auditor-General of Queensland Auditing Standards and Auditing Standard on Review Engagements ASRE 2410 Review of Interim and Other Financial Reports Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, I have become aware of any matter that makes me believe that the half-year financial report is not in accordance with Australian Accounting Standards, including: giving a true and fair view of Queensland Treasury Corporation’s financial position as at 31 December 2011 and its performance for the half-year ended on that date: and complying with Accounting Standard AASB 134 Interim Financial Reporting. As the auditor of Queensland Treasury Corporation, ASRE 2410 requires that I comply with the ethical requirements relevant to the audit of the annual financial report.

A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable me to obtain assurance that I would become aware of all significant matters that might be identified in an audit. Accordingly, I do not express an audit opinion.

Independence

The Auditor-General Act 2009 promotes the independence of the Auditor General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can only be removed by Parliament.

The Auditor-General may conduct an audit in anyway considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor General has for the purposes of conducting an audit, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

Conclusion

Based on my review, which is not an audit, I have not become aware of any matter that makes me believe that the half-year financial report of Queensland Treasury Corporation does not:

(a) present a true and fair view, in all material respects, of the financial position of Queensland Treasury Corporation as at 31 December 2011, and of its financial performance and its cash flows for the half-year ended on that date;

(b) comply with Australian Accounting Standard AASB 134 Interim Financial Reporting.

Other Matters - Electronic Presentation of the Reviewed Financial Report

This review report relates to the financial report of Queensland Treasury Corporation for the half-year ended 31 December 2011. Where the financial report is included on Queensland Treasury Corporation’s website, the Corporation is responsible for the integrity of Queensland Treasury Corporation’s website and I have not been engaged to report on the integrity of Queensland Treasury Corporation’s website. The review report refers only to the subject matter described above. It does not provide an opinion on any other information which may have been hyperlinked to/ from these statements or otherwise included with the financial report. If users of the financial report are concerned with the inherent risks arising from publication on a website, they are advised to refer to the hard copy of the reviewed financial report to confirm the information contained in this website version of the financial report.

These matters also relate to the presentation of the reviewed financial report in other electronic media including CD Rom.

AUDITOR GENERAL

10 FEB 2012

OF QUEENSLAND

A M GREAVES CA

Auditor-General of Queensland

Queensland Audit Office

Brisbane

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 23

MANAGEMENT REPORT

FOR THE HALF-YEAR ENDED 31 DECEMBER 2011

Review of Operations

QTC made an operating loss for the half-year ended 31 December 2011 of A$406.6 million consisting of the following operating segment results:

Capital Markets Operations

During the period from 1 July 2011 to 31 December 2011, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the half-year ended 31 December 2011 for the Capital Markets Operations segment was A$120.2 million. The profit is primarily due to unrealised accounting gains on investments held in advance of future lending commitments in excess of the market adjustments on the underlying borrowings.

Long Term Assets

QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets are the investments of QTC’s Long Term Assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio.

QTC made an operating loss after tax of A$526.8 million for the Long Term Assets segment. The accumulated net losses incurred by the Long Term Assets segment to date have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC.

In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

Principal risks and uncertainties

In the second half of 2011, an escalation of sovereign debt concerns led to substantial volatility in financial markets. Sentiment surrounding the European banking system and liquidity conditions are not expected to improve in the short term. Financial market conditions in 2012 are again likely to be impacted by the actions of European policymakers. The ability for the European region to reach a solution to the region’s debt crisis will have far reaching implications on financial markets and the broader global economy.

G P BRADLEY

Corporation Sole

Queensland Treasury Corporation

Brisbane

8 February 2012

P C NOBLE

Chief Executive

24 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

AUDAX AT FIDELIS

QUEENSLAND

TREASURY

CORPORATION

APPENDICES

CONTENTS

Appendix A – Loans to clients 26

Appendix B – QTC’s 2011-12 indicative borrowing program 30

Appendix C – Glossary 31

Appendix D – Contacts 32

25

APPENDIX A
LOANS TO CLIENTS

Loans to Clients	Total Debt Outstanding (Market Value) 30 June 2011 A$000	Total Debt Outstanding (Market Value) 31 December 2011 A$000	Average Expected Term (years)* 30 June 2011	Average Expected Term (years)* 31 December 2011
BODIES WITHIN THE PUBLIC ACCOUNTS				
CITEC	59 778	**71 072**	N/A	**N/A**
Department of Community Safety – Corrective Services	35	**26**	1.71	**1.21**
Department of Employment Economic Development and Innovation – Office of Racing	2 255	**1 935**	3.24	**2.78**
Department of Employment Economic Development and Innovation – Tourism Regional Development and Industry	118 201	**114 902**	3.62	**3.15**
Department of Justice and Attorney-General	19 908	**10 095**	0.96	**0.46**
Department of Premier and Cabinet – Arts Queensland	10 150	**16 566**	N/A	**N/A**
Department of Public Works – Administrative Services	56 033	**46 002**	3.51	**3.35**
Department of the Premier and Cabinet	15 188	**14 857**	4.80	**4.30**
Department of Transport and Main Roads – Main Roads	1 064 004	**1 097 363**	6.35	**6.09**
Department of Transport and Main Roads – Queensland Transport	43 885	**99 484**	7.32	**8.54**
Department of Public Works – QBuild	4 325	**36 166**	1.42	**0.92**
Department of Education and Training	70 458	**71 458**	13.36	**13.00**
QFleet	243 446	**247 142**	N/A	**N/A**
Queensland Fire and Rescue Authority	3 405	**3 299**	3.21	**2.71**
Queensland Health	108 927	**106 329**	6.96	**6.46**
Queensland Treasury	20 864 667	**26 700 341**	N/A	**N/A**
Sales and Distribution Services	5 133	**8 688**	N/A	**N/A**
Total	22 689 799	**28 645 725**		
COOPERATIVE HOUSING SOCIETIES				
Cooperative Housing Societies	1 529	**1 072**	N/A	**N/A**
Total	1 529	**1 072**		
GOVERNMENT OWNED CORPORATIONS				
CS Energy Ltd	857 432	**880 505**	N/A	**N/A**
ENERGEX Ltd	4 885 857	**5 397 033**	N/A	**N/A**
Ergon Energy Corporation Limited	4 483 486	**4 974 061**	N/A	**N/A**
Eungella Water Pipeline Pty Ltd	31 456	**31 879**	12.43	**11.99**
Gladstone Ports Corporation	602 068	**492 256**	N/A	**N/A**
Port of Townsville Limited	8 163	**8 179**	17.89	**17.95**
North Queensland Bulk Ports Corporation Limited	67 742	**92 067**	N/A	**N/A**
Powerlink	3 621 150	**3 765 870**	N/A	**N/A**
Queensland Rail Limited	3 083 049	**3 282 655**	N/A	**N/A**
Stanwell Corporation Limited	655 602	**840 635**	N/A	**N/A**
SunWater	224 667	**230 740**	N/A	**N/A**
Tarong Energy Corporation Limited	495 558	**-**	N/A	**N/A**
Total	19 016 232	**19 995 881**		

26 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

Loans to Clients	Total Debt Outstanding (Market Value) 30 June 2011 A$000	Total Debt Outstanding (Market Value) 31 December 2011 A$000	Average Expected Term (years)* 30 June 2011	Average Expected Term (years)* 31 December 2011
LOCAL GOVERNMENTS				
Balonne Shire Council	1 596	**1 559**	9.39	**9.10**
Banana Shire Council	12 662	**12 878**	15.86	**15.39**
Barcaldine Regional Council	1 557	**1 555**	14.17	**14.18**
Barcoo Shire Council	70	**62**	3.89	**3.37**
Blackall Tambo Regional Council	3 386	**3 323**	7.90	**7.45**
Brisbane City Council	1 215 806	**1 542 493**	13.99	**13.99**
Bulloo Shire Council	1 162	**1 105**	5.82	**5.34**
Bundaberg Regional Council	56 238	**56 064**	11.96	**11.76**
Burdekin Shire Council	8 976	**8 212**	6.34	**6.16**
Cairns Regional Council	101 324	**104 095**	16.47	**16.18**
Carpentaria Shire Council	5 469	**5 598**	17.04	**16.56**
Cassowary Coast Regional Council	31 518	**31 215**	N/A	**13.80**
Central Highlands Regional Council	34 485	**35 226**	N/A	**N/A**
Charters Towers Regional Council	325	**292**	3.92	**3.41**
Cloncurry Shire Council	12 094	**12 203**	17.98	**17.76**
Cook Shire Council	4 329	**8 913**	13.32	**12.92**
Diamantina Shire Council	2 053	**1 955**	6.59	**6.20**
Etheridge Shire Council	2 800	**2 647**	5.76	**5.34**
Fraser Coast Regional Council	113 142	**127 362**	N/A	**N/A**
Gladstone Regional Council	126 635	**130 038**	17.22	**15.93**
Gold Coast City Council	785 457	**804 368**	N/A	**N/A**
Goondiwindi Regional Council	1 881	**1 894**	16.52	**16.33**
Gympie Regional Council	28 107	**29 022**	17.93	**17.41**
Ipswich City Council	357 310	**369 395**	N/A	**N/A**
Isaac Regional Council	12 454	**12 929**	19.39	**18.71**
Local Government Association of Queensland	1 734	**1 645**	N/A	**6.27**
Lockyer Valley Regional Council	436	**384**	6.18	**6.36**
Logan City Council	108 409	**111 229**	N/A	**14.99**
Longreach Regional Council	5 785	**5 979**	16.21	**15.82**
Mackay Regional Council	193 496	**198 727**	16.92	**16.11**
Maranoa Regional Council	11 765	**11 563**	11.60	**11.61**
McKinlay Shire Council	2 937	**2 403**	4.45	**3.61**
Moreton Bay Regional Council	354 411	**364 992**	16.75	**16.29**
Mount Isa City Council	19 403	**20 017**	18.00	**17.45**
Murweh Shire Council	5 777	**5 652**	9.67	**9.54**
North Burnett Regional Council	3 997	**3 900**	8.75	**8.39**
Paroo Shire Council	2 198	**2 268**	15.02	**14.71**
Redland City Council	60 337	**61 198**	12.35	**11.96**
Richmond Shire Council	1 999	**1 802**	7.65	**3.18**
Rockhampton Regional Council	199 112	**198 294**	11.01	**10.76**
Scenic Rim Regional Council	4 986	**4 698**	15.40	**15.41**
Somerset Regional Council	-	**19 796**	N/A	**N/A**
South Burnett Regional Council	10 113	**9 588**	13.23	**12.87**
Southern Downs Regional Council	23 894	**24 172**	14.86	**14.34**
Sunshine Coast Regional Council	209 580	**212 536**	12.02	**11.71**
Tablelands Regional Council	9 400	**9 496**	16.29	**16.01**
Toowoomba Regional Council	93 749	**155 108**	N/A	**N/A**
Torres Shire Council	2 299	**2 245**	10.93	**10.77**
Torres Strait Island Regional Council	557	**557**	10.59	**10.09**
Townsville City Council	403 703	**413 622**	N/A	**N/A**
Western Downs Regional Council	22 657	**23 259**	16.37	**15.89**
Whitsunday Regional Council	35 932	**36 593**	16.39	**16.04**
Winton Shire Council	3 445	**3 549**	15.46	**15.11**
Total	4 712 947	**5 209 674**		

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 27

APPENDIX A
LOANS TO CLIENTS continued

Loans to Clients	Total Debt Outstanding (Market Value) 30 June 2011 A$000	**Total Debt Outstanding (Market Value) 31 December 2011 A$000**	Average Expected Term (years)* 30 June 2011	**Average Expected Term (years)* 31 December 2011**
STATUTORY BODIES				
Drainage Boards				
Eugun Bore Water Authority	73	**49**	1.41	**0.91**
Grammar Schools				
Brisbane Girls' Grammar School	22 243	**22 048**	10.73	**10.40**
Brisbane Grammar School	26 987	**27 178**	16.49	**16.37**
Ipswich Girls Grammar School	22 328	**23 557**	N/A	**N/A**
Ipswich Grammar School	1 598	**1 391**	2.69	**2.29**
Rockhampton Girls Grammar School	4 364	**4 497**	15.43	**14.95**
Rockhampton Grammar School	12 819	**13 038**	14.50	**14.27**
Toowoomba Grammar School	6 657	**6 717**	12.27	**11.75**
Townsville Grammar School	16 355	**16 460**	12.63	**12.48**
River Improvement Trusts				
Pioneer River Improvement Trust	232	**187**	2.36	**1.89**
Universities				
Griffith University	75 397	**70 356**	5.62	**5.19**
James Cook University	23 499	**23 969**	12.35	**12.06**
Sunshine Coast University	17 514	**17 311**	10.06	**9.58**
University of Southern Queensland	14 980	**14 901**	9.87	**9.37**
Water Boards				
Avondale Water Board	288	**243**	2.73	**2.24**
Fernlee Water Authority	935	**968**	18.06	**17.48**
Gladstone Area Water Board	147 405	**174 691**	20.66	**18.90**
Glamorgan Vale Water Board	44	**44**	10.18	**9.68**
Grevillea Water Board	166	**170**	13.84	**13.54**
Kelsey Creek Water Board	857	**769**	3.90	**3.39**
Mount Isa Water Board	3 265	**3 148**	6.95	**6.44**
Pioneer Valley Water Board	2 361	**2 055**	3.92	**3.55**
Riversdale Murray Valley Water Management Board	259	**208**	2.23	**1.74**
Water Supply Boards				
Bollon South Water Authority	650	**633**	8.47	**7.96**
Bollon West Water Authority	1 581	**1 588**	10.75	**10.31**
Ingie Water Authority	382	**376**	9.61	**9.12**
Other Statutory Bodies				
Australian Agricultural Colleges Corporation	24	**-**	0.14	**-**
Stadiums Queensland	476 720	**480 276**	N/A	**7.44**
Mt Gravatt Showgrounds Trust	43	**41**	6.19	**5.71**
National Trust of Queensland	982	**842**	1.72	**N/A**
Queensland Rural Adjustments Authority	8 519	**7 279**	5.15	**5.14**
South Bank Corporation	29 288	**29 938**	N/A	**N/A**
Urban Land Development Authority	56 784	**66 886**	N/A	**N/A**
Total	975 601	**1 011 812**		

28 QUEENSLAND TREASURY CORPORATION ANNUAL REPORT 2010–2011

Loans to Clients	Total Debt Outstanding (Market Value) 30 June 2011 A$000	**Total Debt Outstanding (Market Value) 31 December 2011 A$000**	Average Expected Term (years)* 30 June 2011	**Average Expected Term (years)* 31 December 2011**
QUEENSLAND WATER ENTITIES				
Allconnex Water	121 523	**150 548**	N/A	**N/A**
Queensland Bulk Water Supply Authority	2 261 369	**5 554 365**	N/A	**N/A**
Queensland Bulk Water Transport Authority	1 878 295	**1 969 178**	N/A	**N/A**
Queensland Manufactured Water Authority	2 665 260	**-**	N/A	**N/A**
Queensland Urban Utilities	290 075	**314 098**	N/A	**N/A**
Queensland Water Infrastructure Pty Ltd	380 879	**-**	N/A	**N/A**
SEQ Water Grid Manager	1 160 931	**1 350 146**	N/A	**N/A**
Southern Regional Water Pipeline Company Pty Ltd	467 751	**505 573**	N/A	**N/A**
Unitywater	126 521	**129 054**	N/A	**N/A**
Total	9 352 603	**9 972 961**		
SUNCORP-METWAY LTD				
Suncorp Metway Facility	1 441	**1 380**	7.23	**6.78**
Total	1 441	**1 380**		
QTC RELATED ENTITIES				
DBCT Holdings Pty Ltd	207 577	**196 462**	N/A	**N/A**
Queensland Treasury Holdings P/L	2 368 603	**2 431 122**	N/A	**N/A**
Local Government Infrastructure Services	832	**1 486**	N/A	**N/A**
Total	2 577 012	**2 629 069**		
OTHER BODIES				
Aviation Australia Pty Ltd	2 330	**2 318**	9.87	**9.37**
Aspire Schools Financing Services	112 832	**182 151**	27.52	**27.02**
State Schools	5 024	**4 503**	5.19	**4.93**
Royal National Agricultural Industry Association of Queensland	5 460	**13 450**	N/A	**N/A**
Total	125 646	**202 421**		
GRAND TOTAL	59 452 810	**67 669 995**		

The balance of client's offset deposits held in various pools is offset against client's debt outstanding.

* Average Expected Term – only includes standard principal and interest accounts
– ignores temporary funding and debt offset facility
– is not applicable for any non-standard principal and interest accounts

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 29

APPENDIX B
QTC'S 2011-12 INDICATIVE BORROWING PROGRAM

Mid-year update, released 18 January 2012.

BORROWING DETAILS	2011-12 MID-YEAR UPDATE A$M	2011-12 ORIGINAL A$M
NEW BORROWINGS		
Capital works and asset procurement	**11 300**	14 100
Funding in advance of client borrowings	**(2 300)**	(2 300)
Total new borrowing	**9 000**	11 800
REFINANCING OF MATURING DEBT:		
Term debt	**5 500**	5 500
Commercial paper[1]	**4 700**	4 700
Total refinancing	**10 200**	10 200
Total borrowing program[2]	**19 200**	22 000

(1) Commercial paper outstanding as at 30 June 2011.
(2) Funding activity may vary depending upon actual client requirements, the State's fiscal position and financial market conditions.

The change in outstandings[1] to date for QTC's funding facilities since 30 June 2011 is:

FUNDING FACILITY	OUTSTANDINGS AS AT 13 JANUARY 2012 (A$M*)	OUTSTANDINGS AS AT 30 JUNE 2011 (A$M*)	CHANGE IN OUTSTANDINGS (A$M*)
Domestic benchmark bond	**70 000**	63 100	6 900
Commercial paper	**6 100**	4 700	1 400
Domestic non-benchmark bond	**600**	200	400
US medium-term note (USMTN)	**200**	-	200
Euro medium-term note (EMTN)	**1 000**	900	100
Capital indexed bond**	**800**	800	-
Global benchmark bond	**1 700**	1 800	(100)
Total	**80 400**	71 500	8 900

** Numbers are rounded to nearest $100m*
*** Includes capital indexation*
(1) Does not include refinancing

30 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

APPENDIX C

GLOSSARY

Australian Government Guarantee (AGG): Also known as the Commonwealth Government Guarantee. The Global Financial Crisis had an adverse effect on the state government bond market and threatened the capacity of state governments to deliver critical infrastructure projects. In response, on 25 March 2009, the Australian Government announced that it would provide a time limited, voluntary guarantee over Australian state and territory government borrowing, available for both existing and new issuances of securities over a range of maturities. On 16 June 2009, the Queensland Government announced it would take up the Australian Government’s offer of the guarantee on all existing AUD denominated benchmark bond lines (global and domestic) issued by QTC with a maturity date of between 12 months and 180 months (1-15 years). On 18 September 2009, the Reserve Bank of Australia (RBA) approved QTC’s application for the Australian Government Guarantee to be applied to selected AUD Domestic Benchmark bonds. On 11 December 2009, the RBA approved QTC’s application for the Australian Government Guarantee to be applied to selected AUD Global Benchmark bonds. The AGG was withdrawn for new borrowings after 31 December 2010.

Basis point: One hundredth of one per cent (0.01%).

Bond: A financial instrument whereby the borrower agrees to pay the investor a rate of interest for a fixed period of time. A typical bond will involve regular interest payments and a return of principal at maturity.

Commonwealth Government Guarantee (CGG): See Australian Government Guarantee above.

CP (commercial paper): A short term money market instrument issued at a discount with the full face value repaid at maturity.

CP can be issued in various currencies with a term to maturity of less than one year.

Credit rating: Measures a borrower’s creditworthiness and provides an international framework for comparing the credit quality of issuers and rated debt securities. Rating agencies allocate three kinds of ratings: issuer credit ratings, long-term debt and short-term debt. Issuer credit ratings are among the most widely watched. They measure the creditworthiness of the borrower including its capacity and willingness to meet financial obligations. QTC has a strong rating from two rating agencies–Standard & Poor’s, and Moody’s.

Distribution group: A group of financial intermediaries who market and make prices in QTC’s debt instruments.

Global financial crisis: The global financial crisis refers to a series of events following the rapid increases in default rates on US sub-prime mortgages over 2007-08. Funding and liquidity problems in the world’s major financial centres morphed into concerns about the solvency of many financial institutions over the first half of 2008-09, peaking in September 2008. The highly coordinated and substantial response to the crisis from fiscal and monetary policy makers around the world led to the stabilisation of markets and created the foundation for the global economic recovery that began in March 2009.

GOC: Government-owned Corporation.

Issue price: The price at which a new security is issued in the primary market.

Liquid: Markets or instruments are described as being liquid, and having depth, if there are enough buyers and sellers to absorb sudden shifts in supply and demand without price distortions.

Market value: The price at which an instrument can be purchased or sold in the current market.

MTN (Medium-Term Note): A financial debt instrument that can be structured to meet an investor’s requirements in regards to interest rate basis, currency and maturity. MTNs usually have maturities between 9 months and 30 years.

Public private partnership: A public private partnership (PPP) is a risk-sharing relationship between the public and private sectors to deliver public infrastructure and related non-core services.

QTC: Queensland Treasury Corporation.

RBA: Reserve Bank of Australia.

T-Note (Treasury Note): A short term money market instrument issued at a discount with the full face value repaid at maturity. T-Notes are issued in Australian dollars with a term to maturity of less than 1 year.

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 31

APPENDIX D
CONTACTS

QUEENSLAND TREASURY CORPORATION

Level 14, 61 Mary Street
Brisbane Queensland Australia

GPO Box 1096
Brisbane Queensland
Australia 4001

Telephone: +61 7 3842 4600
Facsimile: +61 7 3221 4122
Internet: www.qtc.com.au

Queensland Treasury Corporation's annual reports [ISSN 1837-1256 (print); ISSN 1837-1264 (online)] are available on QTC's website: www.qtc.com.au. If you would like a report posted to you, please call QTC's Communication and Marketing Group on +61 7 3842 4945.

If you would like to comment on our Annual Report, please complete the feedback form that can be downloaded from the Annual Reports page on our website.

	Telephone	Facsimile
EXECUTIVE	+61 7 3842 4611	+61 7 3210 0262
GROUPS		
Business Solutions Group	+61 7 3842 4743	+61 7 3482 4958
Financial Solutions Group	+61 7 3842 4601	+61 7 3211 3629
Strategic Partnering Group	+61 7 3842 4901	+61 7 3211 4122
Treasury Department Group	+61 7 3842 4798	+61 7 3211 3629
Customer and Market Solutions Delivery	+61 7 3842 4947	+61 7 3221 2486
Infrastructure Projects Assessment Team	+61 7 3035 1847	+61 7 3225 1271
Stock registry (Link Market Services Ltd)	1800 777 166	+61 2 9287 0315
Funding and Markets Group	+61 7 3842 4789	+61 7 3221 2410
Risk Group	+61 7 3842 4704	+61 7 3236 9031
Operations Group	+61 7 3842 4641	+61 7 3221 4122
Strategy Group	+61 7 3842 4650	+61 7 3221 4122
People and Performance Group	+61 7 3842 4761	+61 7 3210 2358
Communication and Marketing Group	+61 7 3842 4714	+61 7 3211 3629

Interpreter

QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding QTC's Annual Report, please contact QTC's Communication and Marketing Group on 07 3842 4945 and we will arrange for an interpreter to assist you.

32 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

PARTNERS IN FINANCIAL MARKETS As at 31 December 2011

Note: actual dealer entities may vary depending on the facility and location of the dealer.

DOMESTIC AND GLOBAL A$ BOND FACILITY DISTRIBUTION GROUP

Australia and New Zealand Banking Group Ltd Telephone

Domestic (Australia) +61 2 9227 1110

Global (London) +44 203 229 2070

Bank of America Merrill Lynch

Domestic (Australia) +61 2 9226 5570

Global (London) +44 207 996 8465

Barclays

Domestic (Australia) +61 2 9334 6400

Global (London) +44 207 773 4401

BNP Paribas

Domestic (Australia) +61 2 9216 8633

Citigroup Global Markets Australia Ltd

Domestic (Australia) +61 2 8225 6450

Global (London) +44 207 986 9521

Commonwealth Bank of Australia

Domestic (Australia) +61 2 9117 0020

Global (London) +44 207 329 6444

Credit Suisse

Domestic (Singapore) +61 2 8205 4749

Global (London) +44 207 888 4172

Deutsche Capital Markets Australia1

Domestic (Australia) +61 2 8258 1444

Global (London) 1800 125 606

HSBC

Domestic (Australia) +61 2 9255 2208

Global (London) +44 207 991 5466

J.P. Morgan

Domestic (Australia) +61 2 9220 1358

Global (London) +44 207 777 9667

National Australia Bank Ltd

Domestic (Australia) +61 2 9295 1166

Global (London) +44 207 796 4761

Nomura Securities

Domestic (Australia) +61 2 8062 8899

Global (London) +44 207 103 3443

Royal Bank of Canada

Domestic (Australia) +61 2 9033 3222

Global (London) +44 207 029 0093

The Royal Bank of Scotland

Domestic (Australia) +61 2 8259 2200

Global (London) +44 207 085 4083

Toronto Dominion Bank

Domestic (Singapore) 1800 646 497

Global (London) +44 207 628 4334

UBS AG2

Domestic (Australia) +61 2 9324 2222

Global (London) +44 207 567 3645

Westpac Banking Corporation

Domestic (Australia) +61 2 8204 2711

Global (London) +44 207 7621 7620

PANEL MEMBERS

QTC Treasury Note Facility Dealer Panel Telephone

Australia and New Zealand Banking Group Ltd +61 2 9227 1772

Commonwealth Bank of Australia Ltd (Sydney) +61 2 9117 0020

Deutsche Bank AG (Sydney) +61 2 8258 2688

National Australia Bank Ltd (Sydney) +61 2 9295 1133

Westpac Banking Corporation Ltd (Sydney) +61 2 8204 2744

Multi Currency US Commercial Paper Facility Dealer Panel

Citigroup Global Markets Inc (New York) +1 212 723 6252

Credit Suisse (New York) +1 212 325 3358

Deutsche Bank Securities (New York) +1 212 250 5159

Multi Currency Euro Commercial Paper Facility Dealer Panel

Barclays Bank PLc (London) +44 207 773 9764

Citigroup International PLc (Hong Kong)3 +852 2501 2689

Deutsche Bank AG (Singapore) +65 6883 1698

National Australia Bank Limited +852 2526 5891

(Hong Kong and London)

RBC Capital Markets (Sydney) +61 2 9033 3300

UBS Ltd (London) +44 207 329 0203

Multi Currency Euro Medium-Term Note Facility Dealer Panel4

Includes all Domestic and Global A$ Bond Facility Distribution Group5

Multi Currency US Medium-Term Note Facility Dealer Panel4

Australia and New Zealand

+1 212 8019 160

Banking Group Limited

Citigroup (New York) +1 212 723 6175

Commonwealth Bank of Australia +44 207 329 6444

Daiwa Securities America +1 212 612 7000

Daiwa Securities SMBC Europe +61 3 9916 1388

Deutsche Bank Securities Inc (New York)6 +1 212 469 7500

HSBC (New York) +1 212 525 8037

J.P. Morgan +1 212 834 4533

RBC Capital Markets (New York) +1 212 858 7380

RBS Greenwich Capital +44 207 085 0000

TD Securities +1 212 827 7325

UBS Investment Bank +44 207 567 3782

1 Lead Manager – United States

2 Lead Manager – Europe

3 Lead Arranger

4 Reverse inquiry also permitted

5 Lead Arranger – UBS Ltd (London)

6 Lead Arranger

HALF-YEARLY REPORT DECEMBER 2011 QUEENSLAND TREASURY CORPORATION 33

APPENDIX D
CONTACTS continued

ISSUING AND PAYING AGENTS

	Contact	Telephone	Facsimile	Email
AUD Treasury Notes Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0456	cad@asx.com.au
AUD Domestic Bonds Link Market Services Ltd	Markings/Transfers	+61 2 8280 7868	+61 2 9287 0315	qtcops@linkmarketservices.com.au
AUD Global Bonds Deutsche Bank Trust Company Americas	Client Services	+1 904 271 6586	+1 615 866 3887	transfer.operations@db.com
Euro Commercial Paper Deutsche Bank AG, London	Client Services	+44 207 547 3553 +44 207 547 6528	+44 207 547 6149	TSS-GDS.ROW@db.com
US Commercial Paper Deutsche Bank Trust Company Americas	Client Services	+1 866 770 0355	+1 732 578 2655	mmi.operations@db.com
Euro Medium-Term Notes Deutsche Bank AG, London	Client Services	+44 207 547 3553 +44 207 547 6528	+44 207 547 6149	TSS-GDS.ROW@db.com
US Medium-Term Notes Deutsche Bank Trust Company Americas	Client Services	+1 866 797 2808	+1 212 461 4450	mtn.operations@db.com

34 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2011

AUDAX AT FIDELIS

QUEENSLAND

TREASURY

CORPORATION

Level 14 61 Mary Street Brisbane

GPO Box 1096 Brisbane

Queensland Australia 4001

Telephone: +61 7 3842 4600

Facsimile: +61 7 3221 4122

www.qtc.com.au

Queensland

Government